Exhibit 10.6

AMENDMENT TO PURCHASE AND OPTION AGREEMENT

THIS AMENDMENT TO PURCHASE AND OPTION AGREEMENT (“Amendment”) is made as of September 14, 2004

BETWEEN:

QUANECO, L.L.C., a limited liability company organized under the laws of the State of Oklahoma (hereinafter referred to as “Quaneco”)

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FELLOWS ENERGY, LTD., a body corporate incorporated under the laws of the State of Nevada (hereinafter referred to as “Fellows Energy”)

WHEREAS Quaneco and Fellows Energy entered into that certain PURCHASE AND OPTION AGREEMENT dated as of March 16, 2004 and desire to amend said PURCHASE AND OPTION AGREEMENT as provided herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree to amend the PURCHASE AND OPTION AGREEMENT as follows:

1. The following definitions in the PURCHASE AND OPTION AGREEMENT are amended in their entirety to read as follows:

“o)	“Option Period” means:

(i)	for Phase One of the Option Lands, as described in Schedule “A”, the period ending on July 31, 2005, provided that if the Phase One Drilling Program is not completed within such time, due to delays caused by Force Majeure situations, the Option Period will be extended for a concurrent period of time equal to the period of time the Force Majeure situation existed; and

(ii)	for Phase Two of the Option Lands, as described in Schedule “A”, the period in time from August 1, 2005 through April 30, 2006 provided that if the Phase Two Drilling Program is not completed within such time due to delays caused by Force Majeure situations, the Option Period will be extended for a concurrent period of time equal to the period of time the Force Majeure situation existed;”

“t) “Phase One Drilling Program” means the expenditures and work previously undertaken by Fellows Energy under the PURCHASE AND OPTION AGREEMENT, of approximately One Million Dollars ($1,000,000.00), and in addition, the following. Fellows Energy will complete a study of the geology of the Utah/Wyoming Overthrust area. This study will enable Fellows to better evaluate the potential in various areas of the Quaneco acreage. Fellows Energy Ltd. will also run an RST log suite in the * well to correlate with the cores recovered from the * and to correlate it with the * well. Following the geological study and RST log evaluation, Fellows and Quaneco will

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

mutually determine whether a pilot program in the * area is the most prudent course of action to take next or whether Fellows should explore to the south, north, and/or west of the * area. Fellows agrees to drill and complete a five (5) well pod, with four (4) wells on 40 acre spacing and the center well on 20 acre spacing, in the mutually agreeable area around the *. Quaneco and Fellows will also mutually determine a location to drill a core hole in the Coalville area where if the results justify it, Fellows will drill and complete the core hole. Both Quaneco and Fellows Energy Ltd. will negotiate an earn-in with Anadarko on the checkerboard in the Coalville area. During the period from September 16, 2004 to July 31, 2005, the Phase I Drilling Program will complete the required obligations as set forth in this paragraph (t) which will require an expenditure of an additional $1.5 million (minimum) on the geology and logging described above and drilling and completing a pilot program and a coring program.” In the event that Fellows does not spend a minimum of an additional 1.5 million dollars on the Phase One Drilling Program by July 31, 2005, Fellows will pay the difference between $1.5 million and the amount spent by Fellows in the Phase One Drilling Program in cash to Quaneco on or before August 10, 2005.

“u) “Phase Two Drilling Program” means the expenditures by Fellows Energy after the Phase One Drilling Program of at least One Million Five Hundred Thousand Dollars ($1,500,000.00) to expand a pilot well program or expand the coring work performed in the Phase I Drilling Program.”

“w) “Purchase Price 1” means the consideration payable by Fellows Energy to Quaneco, if Fellows Energy exercises the Option on Phase I of the Option Lands, of $* per net mineral acre acquired of part or all of the Option Lands (maximum investment of * net mineral acres x *% x $*);”

2. The following definition is added to the PURCHASE AND OPTION AGREEMENT for use in connection with this Amendment:

“Shares” means shares of common stock of Fellows Energy Ltd., with the greatest rights of any capital stock which at the time of issuance shall either be fully registered shares or be the subject of a registration statement filed prior to issuance or filed within 90 days of issuance and diligently pursued by Fellows Energy.

3. The following provisions of the PURCHASE AND OPTION AGREEMENT are amended in their entirety to read as follows:

“3.3	Phase One Drilling Program

Fellows Energy agrees to complete the Phase One Drilling Program on or prior to July 31, 2005. The expenditure amount required by Fellows Energy in the Phase One Drilling Program will include all direct costs incurred by Fellows Energy’s staff or consultants (limited to ten (10%) percent of the total spent) to manage the Phase One Drilling Program, but will not include any of Fellows Energy’s overhead and managerial costs. All information, data, records and related materials from the Phase One Drilling Program activity will be the joint property of the Parties and Fellows Energy will provide such information to Quaneco as it is obtained. In the event Fellows Energy does not elect to exercise the Purchase Price 1, then any costs incurred and paid by Fellows Energy in the Phase One Drilling Program in excess of the additional $1,500,000 will vest and inure to the sole benefit of Quaneco.”

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

“3.4	Phase Two Drilling Program

In the event that Fellows Energy elects to exercise Purchase Price 1, Fellows Energy agrees to complete the Phase Two Drilling Program on or prior to April 30, 2006. The expenditure amount required by Fellows Energy in the Phase Two Drilling Program will include all direct costs incurred by Fellows Energy’s staff or consultants (limited to ten (10%) percent of the total spent) to manage the Phase Two Drilling Program, but will not include any of Fellows Energy’s overhead and managerial costs. All information, data, records and related materials from the Phase Two Drilling Program activity will be the joint property of the Parties and Fellows Energy will provide such information to Quaneco as it is obtained In the event Fellows Energy does not elect to exercise the Purchase Price 2, then any costs incurred and paid by Fellows Energy in the Phase Two Drilling Program, including any costs incurred in excess of the One Million Five Hundred Thousand Dollars ($1,500,000.00), will vest and inure to the sole benefit of Quaneco.”

“4.1	Exercise of the Option (s)

a)	On or before July 31, 2005, Fellows Energy may elect to exercise the Option to perform the Phase Two Drilling Program of the Option Lands. If Fellows Energy elects to exercise the Option to perform the Phase Two Drilling Program on the Option Lands, it must provide its election in writing to Quaneco and pay to Quaneco the Purchase Price 1, plus an additional * Shares. On or before April 30, 2006, Fellows Energy may elect to exercise the Purchase Price 2 to acquire the Assets in the Option Lands, and it must provide its election in writing to Quaneco and pay to Quaneco the Purchase Price 2. Upon Fellows Energy electing to exercise the Option and concurrently with Fellows Energy paying the Purchase Price 2, Quaneco will deliver the assignments and other conveyances of the Assets in the Option Lands to Fellows Energy within ten business days, and Fellows Energy and Quaneco will thereafter participate in all future work on the Option Lands and Leases at their respective working interests, subject to the Operating Agreement, with Fellows Energy named as operator therein. In the event Fellows Energy does not elect to exercise the Option to pay Purchase Price 2 and to acquire the Assets in the Option Lands, then Fellows Energy’s right to acquire the Assets will terminate, Fellows Energy will no longer be the operator of any of the Option Lands and the Option Payment and any other payments and all information from the Drilling Program will be retained by Quaneco.”

THIS SPACE INTENTIONALLY LEFT BLANK

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4. As additional consideration for the execution of this Amendment, Fellows Energy shall pay to Quaneco the amount of $* and issue to Quaneco * Shares on or before October 11, 2004. In addition, the operative date in Section 9.3 of the PURCHASE AND OPTION AGREEMENT is hereby changed to be two years from September 16, 2004.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

QUANECO, L.L.C.

Per:	/s/ Paul J. Mysyk
Name:	Paul J. Mysyk
Title:	Managing Member

FELLOWS ENERGY

Per:	/s/ George S. Young
Name:	George S. Young
Title:	President

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.